Exhibit 10.1

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”), dated January 23, 2020, is by and among Red Cat Holdings, Inc. f/k/a TimefireVR, Inc., a Nevada corporation (“Purchaser”), Rotor Riot Acquisition Corp., an Ohio corporation and wholly owned subsidiary of Purchaser (“Sub”), Rotor Riot, LLC, an Ohio limited liability company (“Company”), and the selling holder signatories hereto (the “Selling Holders”). Each of Purchaser, Sub, Company and Selling Stockholders are referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the board of managers of the Company and the boards of directors or the manager(s), as applicable, of Sub and Purchaser have determined that it would be advisable, fair to and in the best interests of, their respective companies and the securityholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Purchaser, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement;

WHEREAS, pursuant to the Merger, among other things, the issued and outstanding Interests (as such term is defined below) shall be converted into the right to receive the Shares (as such term is defined below) in the manner set forth herein;

WHEREAS, Purchaser, Sub, the Company and each of the Selling Holders desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein; and

WHEREAS, (i) Brains Riding in Tanks, LLC, an Ohio limited liability company (“BRIT”) owns 7,200,000 Class A Units of membership interests in the Company, (ii) Tyler Brenner owns 800,000 Class A Units of membership interest in the Company, and (iii) Andrew Camden owns 1 Class A Unit in the Company (collectively, the “Interests”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the Parties hereinafter expressed, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound by this Agreement, it is hereby agreed as follows:

Article I.
DEFINITIONS

Section 1.1 Defined Terms. As used herein, the terms below shall have the following meanings.

(a) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For these purposes, “controlling”, “controlled by”, or “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by Contract, or otherwise.

(b) “Contract” means any written or oral contract, subcontract, or other legally binding agreement, understanding, commitment, arrangement or instrument, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order and any other similar instrument or document relating thereto.

(c) “Conversion Rate” means the VWAP for the twenty (20) trading days ending on the date immediately prior to Closing.

(d) “Dissenting Holder” means a Selling Holder which or who is entitled to relief as a dissenting member pursuant to Section 41 of the Ohio Law.

(e) “Fraud” means the actual and intentional common law fraud (and not a promissory fraud, equitable fraud, constructive fraud, negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) by a Party to this Agreement with respect to the making of a representation or warranty set forth in Article III, Article IV or Article V of this Agreement.

(f) “Governmental Authority” means any federal, state, local, municipal, county, foreign or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar governmental entity (including any branch, department, agency or political subdivision thereof), any self-regulating body of similar standing or any arbitrator or arbitral body.

(g) “Indemnitees” means, as applicable, the Seller Indemnitees or the Purchaser Indemnitees.

(h) “Intellectual Property” means all intellectual property rights and other proprietary rights and protections, including (i) patents and statutory invention registrations (including any continuations, continuations-in-part, divisions, extensions, provisionals, reexaminations, reissues, renewals and revisions), inventions, discoveries, improvements, methods and processes; (ii) copyrights and other published and unpublished works of authorship, including audiovisual works, collective works, software, compilations, databases, derivative works, literary works, mask works, and sound recordings; (iii) trademarks, service marks, trade dress, trade names, corporate names and other source identifiers, together with all goodwill associated therewith; (iv) Internet domain names; and (v) confidential information, proprietary information, technical information, know-how and trade secrets under applicable law, in each case including all applications, disclosures, registrations, issuances and extensions with respect thereto.

(i) “Knowledge” means, (i) with respect to the Company, (a) the actual knowledge of Chad Kapper (the “Seller Knowledgeable Person” or “CK”), and (b) such knowledge as would be obtained by the Seller Knowledgeable Person upon reasonable inquiry, (ii) with respect to Purchaser (a) the actual knowledge of Jeff Thompson (the “Purchaser Knowledgeable Person”), and (b) such knowledge as would be obtained by the Purchaser Knowledgeable Person upon reasonable inquiry, and (iii) with respect to a Selling Holder, (a) the actual knowledge of such Selling Holder, and (b) such knowledge as would be obtained by such Selling Holder upon reasonable inquiry.

(j) “Liability” means any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

(k) “Liens” means all liens, mortgages, options, leases, covenants, restrictions, claims, security interests, encumbrances or third-party rights of any nature, including without limitation, any agreement, understanding or restriction affecting the incidents of record or beneficial ownership pertaining thereto.

(l) “Loss” means losses, damages, liabilities, deficiencies, actions, judgments, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; but excluding, in each case, any exemplary, punitive or unforeseeable consequential damages, except to the extent such damages are finally awarded and actually paid by an Indemnitee to an un-Affiliated third party in connection with a legal proceeding against such Indemnitee.

(m) “Ohio Law” means the Ohio Limited Liability Company Act.

(n) “Operating Agreement” means the Third Amended and Restated Operating Agreement of the Company dated as of March 1, 2019 among the Company and the Selling Holders.

(o) “Payables” shall mean that certain debt and other payables of the Company as set forth on Schedule 2.2 attached hereto and made a part hereof.

(p) “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or other juridical person or Governmental Authority.

(q) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

(r) “Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Authority or arbitrator.

(s) “Promissory Note” means the Promissory Note dated as of the Closing issued by the Purchaser to BRIT in the principal amount of $175,000, substantially in the form annexed hereto as Exhibit A.

(t) “Purchaser Indemnitees” means (i) Purchaser, (ii) Purchaser’s shareholders, directors, officers, parents, employees, agents, and representatives, (iii) the Affiliates of the Persons listed in clauses (i) and (ii), and (iv) Purchaser’s successors and assigns.

(u) “SEC” means the Securities and Exchange Commission.

(v) “SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by the Purchaser with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended.

(w) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(x) “Seller Indemnitees” means (i) each Selling Holder, (ii) each Selling Holder’s members, managers, officers, parents, employees, agents, and representatives, (iii) the Affiliates of the Persons listed in clauses (i) and (ii), and (iv) each Selling Holder’s successors and assigns and heirs and representatives.

(y) “Share Number” means, for a Selling Holder, the number of Shares determined by multiplying the Total Merger Consideration Shares by the percentage which such Selling Holder’s Class A Units of membership interest in the Company represents of all of the issued and outstanding Class A Units of membership interest in the Company as of the Effective Time. The number of Shares each Selling Holder is entitled to receive for the Interest held by such Selling Holder shall be rounded to the nearest Share.

(z) “Straddle Period” means a taxable period that begins on or before and ends after the Closing Date.

(aa) “Transaction Expenses” means all of the following amounts, without duplication, to the extent not paid before Closing: all outstanding legal, financial advisory and accounting fees and expenses incurred by Company in connection with the negotiation and consummation of the transactions contemplated hereby.

(bb) “Taxes” means any and all taxes fees, duties and other assessments, including income, license, registration, excise, severance, occupation, premium, windfall profits, ad valorem, environmental, capital stock, franchise, profits, payroll or employment, withholding, health insurance, social security (or similar), unemployment, disability, real property, personal property, alternative or add-on minimum or estimated taxes imposed by any Governmental Authority, including any related interest, fines or penalties.

(cc) “VWAP” means the daily volume weighted average price of the common stock of Purchaser for such date (or the nearest preceding date) on the primary trading market on which the common stock is then listed or quoted for trading as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time).

Article II.
THE MERGER

Section 2.1 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) and the applicable provisions of Ohio Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving company and shall become a wholly owned subsidiary of Purchaser. The Company, as the surviving company after the Merger, is hereinafter sometimes referred to herein as the “Surviving Company.”

Section 2.2 Merger Consideration. The merger consideration shall be such number of shares (the “Total Merger Consideration Shares”) of common stock of the Purchaser (the “Shares”), calculated at Closing using the following formula:

X = A - B

 C

with:

X = the total number of Shares to be issued to the Selling Holders

A = $3,700,000

B = the aggregate amount of the Payables

C = the Conversion Rate

Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at such date and time as agreed to by the Parties, subject to Section 2.14 below. The Closing may take place remotely via the exchange of documents and signatures related to the transactions contemplated hereby. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 2.4 Closing Deliveries of the Selling Holders and the Company. At or before the Closing, in addition to any other documents required to be delivered under other provisions of this Agreement, the Selling Holders and/or the Company, as applicable, shall deliver (or cause to be delivered) to the Purchaser the following:

(a) the consents and approvals of third parties set forth on Section 3.7(b) of the Company Disclosure Schedules;

(b) a Membership Interest Assignment from each of the Selling Holders, substantially in the form attached hereto as Exhibit C (the “Assignment”), duly executed by such Selling Holder;

(c) an agreement (the “Make Whole Agreement”) pursuant to which the Purchaser will agree that, in connection with the Merger, the Purchaser will agree to pay the obligations comprising the Payables, substantially in the form attached hereto as Exhibit D, duly executed on behalf of the Company, BRIT and CK;

(d) if any of the Interests are certificated, the certificates evidencing such Interests, duly endorsed for transfer;

(e) a certificate executed by the manager of the Company certifying that each of the representations and warranties of the Company set forth in Article III is accurate in all respects as of the Closing Date and that the conditions set forth in this Agreement to be satisfied by the Company and the Selling Holders have been duly satisfied;

(f) a certificate executed by the manager of the Company, certifying the consent or resolutions of the manager and the members of the Company authorizing the execution of this Agreement by the Company and the consummation of the transactions contemplated hereby;

(g) a good standing certificate of the Company dated within three business days of the Closing Date; and

(h) the Certificate of Merger.

Section 2.5 Closing Deliveries of Purchaser. At or before Closing, in addition to any other documents required to be delivered under other provisions of this Agreement, the Purchaser shall deliver (or cause to be delivered) to the Selling Holders the following:

(a) the Shares;

(b) the Make Whole Agreement, duly executed on behalf of the Purchaser;

(c) the Promissory Note;

(d) the Certificate of Merger;

(e) a certificate executed by an officer of Purchaser, certifying that each of the representations and warranties of the Purchaser set forth in Article IV is accurate in all respects as of the Closing Date and that the conditions set forth in this Agreement to be satisfied by the Purchaser have been duly satisfied;

(f) a certificate certified by an officer of Purchaser, certifying as to the resolutions of the Board of Directors of the Purchaser authorizing the execution of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby; and

(g) a good standing certificate of the Purchaser dated within three business days of the Closing Date.

Section 2.6 Effective Time. At the Closing, Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Ohio, in accordance with the relevant provisions of Ohio Law (the time of acceptance by the Secretary of State of the State of Ohio of such filing or such later time as may be agreed to by Purchaser and the Company in writing (and set forth in the Certificate of Merger) being referred to herein as the “Effective Time”).

Section 2.7 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Ohio Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Company.

Section 2.8 Operating Agreement. At the Effective Time, the Operating Agreement of the Surviving Company shall be amended in its entirety to reflect the Purchaser as the sole member of the Sub.

Section 2.9 Managers and Officers.

(a) At the Effective Time, the director (s) of Sub immediately prior to the Effective Time shall be appointed as the manager(s) of the Surviving Company immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.

(b) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Company immediately after the Effective Time until their respective successors are duly appointed.

Section 2.10 Effect on Company Membership Interests. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any Selling Holder, at the Effective Time, the Interest held by each Selling Holder issued and outstanding immediately prior to the Effective Time shall automatically be converted into, subject to and in accordance with Section 2.13, the right of such Selling Holder to receive a number of Shares equal to the Share Number for such Selling Holder. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Purchaser to the Selling Holders in their role as securityholders of the Company exceed the Total Merger Consideration Shares. The rights of the Selling Holders as of immediately prior to the Effective Time are personal to each such Selling Holder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

Section 2.11 Membership Interests of Sub. Each outstanding share of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the Company or the Purchaser as the sole member of Sub, be converted into and become the sole membership interest of the Surviving Company (and the membership interest of Surviving Company into which the membership interests of Sub are so converted shall be the only membership interest of the Surviving Company’s membership interest that are issued and outstanding immediately after the Effective Time).

Section 2.12 Dissenter Rights. Notwithstanding anything to the contrary contained herein, any Interest held by a Dissenting Holder shall be subject to the number of Shares equal to the Share Number for such Selling Holder as provided for in Section 11.7 of the Operating Agreement. The Company shall give Purchaser (i) prompt notice of any demands for relief as a dissenting member, withdrawals of such demands, and any other instruments served pursuant to Ohio Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to dissenting members under Ohio Law. The Company shall not, except with the prior written consent of Purchaser, or as otherwise required under Ohio Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Interest held by a Dissenting Holder. The payment of consideration under this Agreement to the Selling Holders (other than to Dissenting Holders who shall be treated as provided in this Section 2.12 and under Ohio Law) shall not be affected by the exercise or potential exercise of dissenters’ rights under Ohio Law by any other Selling Holder.

Section 2.13 Payment Procedures. At the Closing, the Purchaser (or to such agent or agents as may be appointed by Purchaser), upon receipt of a properly completed and duly executed Assignment and delivery, if applicable, of any certificate(s) representing the Interest of a Selling Holder, shall issue and deliver to each Selling Holder (including a Dissenting Holder) certificate or certificate representing the number of Shares that such Selling Holder has the right to receive pursuant to Section 2.10 which Shares shall be, upon such delivery, duly and validly issued, fully paid and non-assessable.

Section 2.14 Termination for Failure to Close. This Agreement shall automatically terminate if the Closing shall not have occurred prior to 11:59 p.m. Eastern time on January 14, 2020, as such date may be extended by mutual consent of the Parties. In the event of termination of this Agreement pursuant to this Section 2.14, this Agreement shall forthwith become void and there shall be no liability on the part of any Party; provided, however, that Section 8.7 shall survive such termination.

Article III.
REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Purchaser as of the Closing, except as set forth in the Disclosure Schedules delivered to Purchaser dated as of the date of the Closing (the “Company Disclosure Schedules”), as follows:

Section 3.1 Organization; Capitalization. Company is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Ohio with full limited liability company power and authority to conduct its business as it is presently being conducted, to own or lease, as applicable, and operate its assets and properties. Company is duly qualified or licensed to do business as a foreign entity in each state of the United States in which it is required to be so qualified or licensed, except as would not result in a material Liability to Company. The authorized number of units of membership interest in Company is 10,000,000 Class A Units, 8,000,001 of which are outstanding, 7,200,000 of which are owned by BRIT, 800,000 of which are owned by TB and 1 of which is owned by AC, and 2,000,000 Profits Units, none of which are issued and outstanding. Except for the Selling Holders, no Person holds any equity interests, debt securities, convertible securities (including options), equity securities and/or any other securities of the Company.

The Interests constitute 100% of the total and issued interests in the Company. The Interests have been duly authorized and are validly issued. On Closing, Purchaser shall own all of the membership interests of the Company, free and clear of all Liens. The Interests were issued in compliance with the organizational documents of the Company, including without limitation, the Operating Agreement, and all applicable laws. The Interests were not issued in violation of any Contract to which the Company is a party and are not subject to or in violation of any preemptive or similar right of any Person. There are no outstanding options, warrants, convertible securities or other rights or Contracts of any character relating to any membership interests or other interest of Company or obligating the Company to issue or sell any membership interests (including the Interests) or other interests in the Company. There is no right of first refusal or other restriction on transfer or sale of the Interests other than as provided in the Operating Agreement.

Section 3.2 Authority. Company has all requisite limited liability company power and authority to enter into this Agreement and the Make Whole Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Company of this Agreement and the Make Whole Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Company and no further action is required on the part of Company to authorize this Agreement and the Make Whole Agreement and the transactions contemplated hereby and thereby. This Agreement and the Make Whole Agreement have been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the valid and binding obligations of Company enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 3.3 Title to Assets. Company has good and marketable title to all of its assets, free and clear of all Liens.

Section 3.4 Intellectual Property.

(a) Section 3.4(a) of the Company Disclosure Schedule sets forth a list of all Intellectual Property of Company (collectively, the “Company Intellectual Property”). Company owns or is the licensee of the Company Intellectual Property.

(b) Company has taken all commercially reasonable steps necessary to maintain the secrecy of its confidential information comprising Company Intellectual Property.

(c) Except as set forth on Section 3.4(c) of the Company Disclosure Schedule, Company has not received written notice that the any Company Intellectual Property as used in the business of Company infringes, misappropriates, or otherwise violates the Intellectual Property rights of a third party, and Company has not received written notice of any facts that would indicate the foregoing. To Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property right of Company.

(d) Section 3.4(d) of the Company Disclosure Schedule: (i) lists all patents, patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications included in the Company Intellectual Property (“Company’s Registered Intellectual Property”); and (ii) identifies all third parties that share rights to Company’s Registered Intellectual Property with Company, including, without limitation, joint owners and/or co-applicants.

(e) Company has not granted any license or other right in the Company Intellectual Property to any third party.

Section 3.5 Contracts. Section 3.5 of the Company Disclosure Schedule lists each Contract to which Company is a party or by which Company or any of its assets are bound (each a “Company Contract”), including without limitation, those Company Contracts relating directly or indirectly to the Company Intellectual Property. Each Company Contract is a legal, valid and binding obligation of Company, is in full force and effect, and is enforceable against Company, and, to the Knowledge of Company, the other parties thereto. Company is not in breach, violation or default under any Company Contract and no event has occurred that, with notice or lapse of time or both, would constitute such a breach, violation or default by Company or, to the Knowledge of Company, the other parties thereto.

Section 3.6 Insurance. Company has at all times maintained insurance in full force and effect as required by law or under any agreement to which Company is or has been a party in connection with the operation of its business. Section 3.6 of the Company Disclosure Schedule contains a list of all policies of insurance held by Company, or for the benefit of Company as of the Closing relating to the assets, business, operations, employees, officers or directors of Company, including any self-insurance or co-insurance programs. There are currently no claims pending against Company under any insurance policies currently in effect and covering any of the assets, business, operations, employees, members, managers or officers of Company as to which coverage has been questioned, denied or disputed, and all premiums due and payable with respect to the policies maintained by Company have been paid to date. To Company’s Knowledge, there is no threatened termination of any such policies or arrangements.

Section 3.7 Compliance with Law, Governing Documents and Other Agreements.

(a) Company has, in all material respects, conducted its business in compliance with, and is not in material default under or in material breach or material violation of (i) any applicable statute, law, ordinance, decree, order, rule, or regulation of any Governmental Authority or the provisions of any franchise, permit or license with respect to the operation of its business, or (ii) any lease, Contract, instrument, license, agreement or other document affecting its business or its assets.

(b) The execution and the delivery by Company of this Agreement and the Make Whole Agreement, does not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not (i) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Lien pursuant to (A) any provision of the organizational documents of Company, or (B) any mortgage, indenture, lease, Contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its assets, (ii) require on the part of Company any filing with, or any permit, authorization, consent or approval of, any Governmental Authority, (iii) require any notice, consent or waiver under any Company Contract, (iv) result in the imposition of any Lien upon any of Company’s assets, (v) violate any order, writ, injunction, or decree applicable to Company, or (vi) violate any statute, rule, regulation or other law applicable to Company.

(c) Section 3.7(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all permits, licenses, authorizations, consents and/or approvals of any Governmental Authority (each, a “Permit” and collectively, the “Permits”) that are used or held by Company in connection with the operation of its business.

Section 3.8 Broker’s Fees. Company has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement.

Section 3.9 Taxes. Except as set forth on Section 3.9 of the Company Disclosure Schedule, Company has timely filed all U.S. federal, state, local and non-U.S. tax returns, estimates, declarations, reports, forms, claims for refund, information returns or statements relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof (“Tax Returns”) required to be filed by Company on or before the Closing. All such Tax Returns were true, correct and complete in all material respects when filed or made. Except as set forth on Section 3.9 of the Company Disclosure Schedule, all Taxes of Company which are due and payable (whether or not shown on any Tax Return) have been paid in full by Company. There are no Liens on any of Company’s assets that arose in connection with any failure (or alleged failure) to pay or withhold any Tax. There are no pending audits, disputes, examinations, actions, Proceedings, investigations, assessments or claims with respect to any Tax Returns filed by Company, and there have been no audits, disputes, examinations, actions, Proceedings, investigations, assessments or claims with respect to Company or its business by or with any taxing authority.

Section 3.10 Financial Statements. Company has furnished to Purchaser copies of its unaudited balance sheet and profit and loss statement for the year ended December 31, 2018 and for the period ended September 30, 2019 (collectively referred to as the “Company Financial Statements”), which are attached as Section 3.10 of the Company Disclosure Schedule. The Financial Statements, including, to the extent applicable, the notes or schedules thereto, (a) although not prepared in accordance with generally accepted accounting principles (“GAAP”), otherwise present fairly, in all material respects, the financial position, results of operations and changes in financial position of Company as of such dates and for the periods then ended, and (b) are materially complete, correct and in accordance in all material respects with the books of account and records of Company.

Section 3.11 Litigation. There are no actions pending before any Governmental Authority, or to Company’s Knowledge, threatened or reasonably expected, against Company. There is no judgment, decree or order against Company or any of its assets.

Section 3.12 No Undisclosed Liabilities. Company has no Liabilities except (a) the Transaction Expenses, which are itemized on Section 3.12 of the Company Disclosure Schedule, (b) to the extent specifically reflected and accrued for or specifically reserved against in Company’s most recent Financial Statement, (c) for current Liabilities incurred subsequent to the most recent Financial Statement in the ordinary course of business consistent with past practice, (d) Liabilities that would not reasonably be expected to be material, individually or in the aggregate, to Company, and (e) the amounts reflected in the Payables.

Article IV.
REPRESENTATIONS AND WARRANTIES OF SELLING HOLDERS

Each Selling Holder hereby severally but not jointly represents and warrants to Purchaser as of the date of the Closing, as follows:

Section 4.1 Title, No Liens, etc. Such Selling Holder owns of record and beneficially (with good, valid and indefeasible title to) all right, title and interest in and to the Interest owned by such Selling Holder and as set forth in Section 3.1 herein, free and clear of all Liens. There are no existing options, rights, warrants, Contracts or instruments of any kind to which such Selling Holder’s Interest is subject, under or pursuant to which any Person shall be given, provided or otherwise afforded the right, option, occasion, possibility or opportunity to purchase, encumber, foreclose upon, acquire or obtain all or any portion of the Selling Holder’s Interest. Other than as provided in the Operating Agreement, there is no right of first refusal or other restriction on transfer or sale of the Selling Holder’s Interest.

Section 4.2 Organization. If such Selling Holder is an entity, such Selling Holder is duly formed and validly existing and in good standing under the laws of its state of organization.

Section 4.3 Authority. If such Selling Holder is an entity, such Selling Holder has all requisite company power and authority to enter into this Agreement and the Assignment and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Selling Holder of this Agreement, the Assignment and, if applicable to such Selling Holder, the Make Whole Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Selling Holder and no further action is required on the part of such Selling Holder to authorize this Agreement, the Assignment, and, if applicable to such Selling Holder, the Make Whole Agreement, and the transactions contemplated hereby and thereby. Each of this Agreement, and the Assignment and, if applicable to such Selling Holder, the Make Whole Agreement, has been duly executed and delivered by such Selling Holder and assuming the due authorization, execution and delivery by the other parties hereto and thereto and thereto, constitutes the valid and binding obligations of such Selling Holder enforceable against such Selling Holder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.4 Compliance with Law and Other Instruments. The execution and delivery of this Agreement and the Assignment, and, if applicable to such Selling Holder, the Make Whole Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of such Selling Holder’s obligations hereunder and thereunder will not (and will not, with the passage of time or the giving of notice or both) conflict with, or result in any breach, violation of or default under, any provision of any governing instrument applicable to such Selling Holder, or any applicable Contract or instrument to which such Selling Holder is a party or by which such Selling Holder, such Selling Holder’s Interest or such Selling Holder’s properties are bound, or any permit, franchise, judgment, decree, statute, rule or regulation applicable to such Selling Holder, such Selling Holder’s Interest or such Selling Holder’s business or properties.

Section 4.5 Litigation. There are no actions pending before any Governmental Authority, or to such Selling Holder’s Knowledge, threatened or reasonably expected, against such Selling Holder, which questions or challenges the validity of this Agreement or the Assignment, or any of the transactions contemplated herein or therein.

Section 4.6 Securities Laws Representations.

(a) Such Selling Holder is acquiring the Shares for its own account with the present intention of holding such Shares for purposes of investment and such Selling Holder is not acquiring the Shares with a view to or for distribution thereof, within the meaning of the Securities Act. Such Selling Holder is acquiring the Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part, and no other Person has a direct or indirect beneficial interest in the restricted Shares such Selling Holder is acquiring herein. Further, such Selling Holder does not have any Contract with any Person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares such Selling Holder is acquiring.

(b) At no time was such Selling Holder presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(c) Such Selling Holder acknowledges and understands that the Shares have not been registered under the Securities Act or qualified under the securities or “blue sky” laws of applicable states in reliance upon exemptions from registration or qualification thereunder and the Shares may not be sold, offered, transferred, assigned, pledged, hypothecated or otherwise disposed of or encumbered, except in compliance with the Securities Act and such rules and regulations.

(d) Such Selling Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

(e) Such Selling Holder has received and reviewed the SEC Documents and all information regarding Purchaser and the Shares and has, to the extent it has deemed necessary or advisable, reviewed the aforementioned information and this Agreement with its investment, tax, accounting and legal advisors. Such Selling Holder and such advisors have been given a reasonable opportunity to ask questions of and to receive answers from Purchaser concerning the acquisition of the Shares and have received or been given access to such information and documents as such Selling Holder believes, in the context of the information provided by Purchaser, are necessary to verify the accuracy of the information furnished to such Selling Holder concerning the Shares as such Selling Holder or such advisors have requested, it being understood and agreed that the foregoing does not constitute a representation by such Selling Holder as to the completeness or accuracy of information provided to it by Purchaser.

(f) Such Selling Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g) Such Selling Holder understands that the Purchaser is under no obligation to register the Shares under the Securities Act, or to assist such Selling Holder in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction.

(h) Such Selling Holder understands that an investment in the Shares is a speculative investment which involves a high degree of risk and the potential loss of its entire investment.

(i) The Shares are “restricted” (as that term is defined in Rule 144 promulgated under the Securities Act), and the certificate representing the Shares shall be endorsed with one or more of the following restrictive legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO ANY VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

Article V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

Purchaser and Sub hereby represent and warrant to the Selling Holders as of the Closing, except as set forth in the Disclosure Schedules delivered to the Selling Holders dated as of the date of the Closing (the “Purchaser Disclosure Schedules”), as follows:

For purposes of these representations and warranties (other than those in Sections 5.2 and 5.3), the term “Purchaser” shall include Red Cat Propware, Inc. a Nevada corporation (“Red Cat”), to the extent Red Cat is a subsidiary of, or otherwise an Affiliate of Purchaser and a separate entity from Purchaser, unless otherwise noted herein.

Section 5.1 Organization. Purchaser is a corporation duly formed and validly existing and in good standing under the laws of the State of Nevada with full power and authority to conduct its business as it is presently being conducted, to own or lease, as applicable, and operate its assets and properties. Purchaser is duly qualified or licensed to do business as a foreign entity in each state of the United States in which it is required to be so qualified or licensed, except as would not result in a material Liability to Purchaser. Sub is a corporation duly formed and validly existing and in good standing under the laws of the State of Ohio.

Section 5.2 Capitalization. The authorized capital stock of Purchaser consists of 500,000,000 shares of common stock, of which 16,929,048 are issued and outstanding; 2,200,000 shares of Series A Preferred Stock, of which 208,704 are issued and outstanding; and 4,300,000 shares of Series B Preferred Stock, of which 3,972,645 are issued and outstanding. The rights, privileges and preferences of the capital stock of each class and series of the Purchaser are as set forth in the Articles of Incorporation of Purchaser.

Section 5.3 Authority; Issuance of Purchaser Shares. Purchaser has all requisite corporate power and authority to enter into this Agreement, the Make Whole Agreement and the Promissory Note, and to consummate the transactions contemplated hereby and thereby, including to issue the Shares at the Closing. The execution and delivery by Purchaser of this Agreement, the Make Whole Agreement and the Promissory Note, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser and no further action is required on the part of Purchaser to authorize this Agreement, the Make Whole Agreement and the Promissory Note, and the transactions contemplated hereby and thereby. This Agreement, the Make Whole Agreement and the Promissory Note have been duly executed and delivered by Purchaser and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Sub has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery by Sub of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Sub and no further action is required on the part of Sub to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sub and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid and binding obligation of Sub enforceable against Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The Shares, when issued in accordance with the terms of this Agreement, shall be validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the representations of the Selling Holders in Section 4.6 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

Section 5.4 Title to Assets. Other than as provided in the SEC Documents, Purchaser has good and marketable title to all of its assets, free and clear of all Liens. Sub has not conducted any business operations, owns no assets, is not a party to any Contracts (other than this Agreement) and has no Liabilities.

Section 5.5 Intellectual Property.

(a) The SEC Documents contain all Intellectual Property of Purchaser (collectively, the “Purchaser Intellectual Property”). Purchaser owns or is the licensee of the Purchaser Intellectual Property.

(b) Purchaser has taken all commercially reasonable steps necessary to maintain the secrecy of its confidential information comprising Purchaser Intellectual Property.

(c) Except as otherwise provided in the SEC Documents, Purchaser has not received written notice that the any Purchaser Intellectual Property as used in the business of Purchaser infringes, misappropriates, or otherwise violates the Intellectual Property rights of a third party, and Purchaser has not received written notice of any facts that would indicate the foregoing. To Purchaser’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property right of Purchaser.

(d) The SEC Documents contain all (i) patents, patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications included in the Purchaser Intellectual Property (“Purchaser’s Registered Intellectual Property”); and (ii) third parties that share rights to Purchaser’s Registered Intellectual Property with Purchaser, including, without limitation, joint owners and/or co-applicants.

(e) Purchaser has not granted any license or other right in the Purchaser Intellectual Property to any third party other than as provided in the SEC Documents.

Section 5.6 Contracts. The SEC Documents contain all material Contracts to which Purchaser is a party or by which Purchaser or any of its assets are bound (each a “Purchaser Contract’). Each Purchaser Contract is a legal, valid and binding obligation of Purchaser, is in full force and effect, and is enforceable against Purchaser, and, to the Knowledge of Purchaser, the other parties thereto. Purchaser is not in breach, violation or default under any Purchaser Contract and no event has occurred that, with notice or lapse of time or both, would constitute such a breach, violation or default by Purchaser or, to the Knowledge of Purchaser, the other parties thereto.

Section 5.7 Insurance. Purchaser has at all times maintained insurance in full force and effect as required by law or under any agreement to which Purchaser is or has been a party in connection with the operation of its business. There are currently no claims pending against Purchaser under any insurance policies currently in effect and covering any of the assets, business, operations, employees, members, managers or officers of Purchaser as to which coverage has been questioned, denied or disputed, and all premiums due and payable with respect to the policies maintained by Purchaser have been paid to date. To Purchaser’s Knowledge, there is no threatened termination of any such policies or arrangements.

Section 5.8 Compliance with Law, Governing Documents and Other Agreements.

(a) Other than as provided in the SEC Documents, Purchaser has, in all material respects, conducted its business in compliance with, and is not in material default under or in material breach or material violation of (i) any applicable statute, law, ordinance, decree, order, rule, or regulation of any Governmental Authority or the provisions of any franchise, permit or license with respect to the operation of its business, or (ii) any lease, Contract, instrument, license, agreement or other document affecting its business or its assets.

(b) The execution and the delivery by Purchaser of this Agreement, the Make Whole Agreement and the Promissory Note does not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not (i) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Lien pursuant to (A) any provision of the organizational documents of Purchaser, or (B) any mortgage, indenture, lease, Contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its assets, (ii) require on the part of Purchaser any filing with, or any permit, authorization, consent or approval of, any Governmental Authority, other than the filing of a Current Report on a Form 8-K to be filed with the SEC (iii) require any notice, consent or waiver under any Purchaser Contract, (iv) result in the imposition of any Lien upon any of Purchaser’s assets, (v) violate any order, writ, injunction, or decree applicable to Purchaser, or (vi) violate any statute, rule, regulation or other law applicable to Purchaser. The execution and the delivery by Sub of this Agreement, does not, and the consummation of the transactions contemplated herein and compliance with the provisions hereof will not (i) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Lien pursuant to (A) any provision of the organizational documents of Sub, or (B) any mortgage, indenture, lease, Contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its assets, (ii) require on the part of Sub any filing with, or any permit, authorization, consent or approval of, any Governmental Authority (iii) require any notice, consent or waiver under any Contract, (iv) result in the imposition of any Lien upon any of Sub’s assets, (v) violate any order, writ, injunction, or decree applicable to Sub, or (vi) violate any statute, rule, regulation or other law applicable to Sub.

(c) The SEC Documents list a complete and accurate list of all material Permits that are used or held by Purchaser in connection with the operation of its business (other than immaterial and customary building occupancy certificates).

Section 5.9 Broker’s Fees. Neither of Purchaser nor Sub has retained any broker, finder or agent or agreed to pay any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement.

Section 5.10 Taxes. Purchaser has timely filed all Tax Returns required to be filed by Purchaser on or before the Closing. All such Tax Returns were true, correct and complete in all material respects when filed or made. All Taxes of Purchaser which are due and payable (whether or not shown on any Tax Return) have been paid in full by Purchaser. There are no Liens on any of Purchaser’s assets that arose in connection with any failure (or alleged failure) to pay or withhold any Tax. There are no pending audits, disputes, examinations, actions, Proceedings, investigations, assessments or claims with respect to any Tax Returns filed by Purchaser, and there have been no audits, disputes, examinations, actions, Proceedings, investigations, assessments or claims with respect to Purchaser or its business by or with any taxing authority.

Section 5.11 Financial Statements. The SEC Documents contain financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly present in all material respects the financial condition and operating results of Purchaser as of the dates, and for the periods, indicated therein. Purchaser maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

Section 5.12 Litigation. Other than as provided in the SEC Documents, there are no actions pending before any Governmental Authority, or to Purchaser’s Knowledge, threatened or reasonably expected, against Purchaser. There is no judgment, decree or order against Purchaser or any of its assets.

Section 5.13 No Undisclosed Liabilities. Purchaser has no Liabilities except as provided for in the SEC Documents (a) to the extent specifically reflected and accrued for or specifically reserved against in Purchaser’s most recent Financial Statement, (b) for current Liabilities incurred subsequent to the most recent Financial Statement in the ordinary course of business consistent with past practice, and (c) Liabilities that would not reasonably be expected to be material, individually or in the aggregate, to Purchaser.

Article VI.
COVENANTS

Section 6.1 Confidentiality. From and after the date hereof, Selling Holders and Purchaser shall, and shall cause their respective agents, advisors, Affiliates and representatives (collectively with Selling Holders and Purchaser, the “Recipients”) to, keep confidential any information relating to the Parties, this Agreement, and the transactions contemplated hereunder, except for any such information that (i) is available to the public as of the Closing other than as a result of a breach by a Party of the provisions herein, (ii) thereafter becomes available to the public other than as a result of a disclosure by a Recipient, or (iii) is or becomes available to a Recipient on a non-confidential basis from a source that to such Recipient’s Knowledge is not prohibited from disclosing such information to Recipient by a legal, contractual or fiduciary obligation to any other Person. If a Recipient is required to disclose any such information in response to a governmental order or as otherwise required by law, it shall inform the other Party in writing of such request or obligation as soon as possible after Recipient is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the disclosing party. If such Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

Section 6.2 Public Disclosure. Without limiting any other provision of this Agreement, neither the Selling Holders, on the one hand, nor Purchaser on the other hand, nor any of the respective directors, officers or employees shall, without the prior written consent of the other Party, disclose the terms of this Agreement or the transactions contemplated hereby or make or issue any press release or public statement (including communications with employees, customers, suppliers and other business relations of Selling Holders) with respect to this Agreement or the transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, Purchaser shall disclose this Agreement and other public statements as required under applicable law, including without limitation, the filing of a Current Report on Form 8-K.

Section 6.3 Tax Matters. Purchaser shall pay to Selling Holders any refund or rebate received (whether by payment, credit, offset or otherwise) by it or any of its Affiliates in respect of any Taxes of the Company that relate to any Pre-Closing Tax Period, within ten (10) days after receipt of such refund or rebate.

Section 6.4 Cooperation. Each Party shall, from time to time at the reasonable request of the other Party or Parties hereto, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification and termination, and take such other action as the Party making the request may reasonably require to effectuate the intentions of the Parties and the transactions contemplated hereunder and related hereto.

Section 6.5 Tax Covenants.

(a) Tax Returns. Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by Company after the Closing Date with respect to a Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period). Any such Tax Return shall be prepared in a manner consistent with past practice of Company (unless otherwise required by law). Any such Tax Returns shall be submitted by Purchaser to CK, as representative of the Selling Holders (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return for CK’s review and approval. To the extent the Parties cannot resolve any disputes with respect to any such Tax Return, the dispute shall be referred to a nationally recognized accounting firm mutually agreeable to the Parties, whose determination will be final. If the accounting firm is unable to resolve any dispute before the due date for filing such Tax Return, the Tax Return shall be filed as initially prepared by Purchaser and then amended to reflect the accounting firm’s resolution. The costs of the accounting firm shall be borne by the Party that loses the dispute.

(b) Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are attributable to the pre-Closing portion of such Straddle Period for purposes of this Agreement shall be:

(i) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as the deductions for depreciation and real estate taxes) will be apportioned between the pre-Closing portion and the post-Closing portion of the Straddle Period in a manner consistent with the methodology described in clause (ii) below; and

(ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(c) Pre-Closing Tax Periods. Purchaser and its Affiliates shall not permit or cause the Company to (i) amend any Tax Returns filed by the Company with respect to any Tax period beginning on or before the Closing Date, (ii) make or change any Tax election of the Company that has retroactive effect to any Tax period beginning on or before the Closing Date, (iii) file any private letter ruling or similar request with respect to Taxes or Tax Returns of the Company for any Tax period beginning on or before the Closing Date, or (iv) initiate any voluntary disclosure or similar process with respect to the Company for any Tax period beginning on or before the Closing Date, in each case without CK’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Extraordinary Transactions. Purchaser shall not and shall ensure that its Affiliates do not cause to be made any extraordinary transaction or event on the Closing Date (other than the transactions contemplated by this Agreement) that would reasonably be expected to result in any increased Tax liability for which the Selling Holders would be liable.

(e) Tax Treatment. The Parties intend for the Merger to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. No party shall take any position on any Tax Return or in any dispute, examination, Proceeding, or assessment with respect to Taxes that is inconsistent with such Tax treatment, unless otherwise required by applicable law.

(f) Continuity of Business Enterprise. Purchaser shall continue at least one significant historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.

(g) Continuity of Interest. Neither Purchaser nor any Person related to Purchaser within the meaning of Section 1.368-1(e)(4) of the Treasury Regulations intends to reacquire any of the Shares issued to the Selling Holders in the Merger.

Section 6.6 Restrictions on Transfer.

(a) The Shares shall not be sold, pledged, or otherwise transferred, and the Purchaser may determine not to recognize and may issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Section 6.6, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Selling Holder will cause any proposed purchaser, pledgee, or transferee of the Shares held by such Selling Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 6.6.

(b) The holder of the Shares, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of applicable securities laws and this Section 6.6. Before any proposed sale, pledge, or transfer of any Shares, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, holder thereof shall give notice to Purchaser of such holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by Purchaser, shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel acceptable to Purchaser who shall, and whose legal opinion shall, be reasonably satisfactory to Purchaser, addressed to Purchaser, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Shares without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to Purchaser to the effect that the proposed sale, pledge, or transfer of the Shares may be effected without registration under the Securities Act, whereupon such holder shall be entitled to sell, pledge, or transfer such Shares in accordance with the terms of the notice given by such holder to Purchaser.

Article VII.
INDEMNIFICATION

Section 7.1 Survival. All representations and warranties of Company and Selling Holders contained in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing; provided, that, the representations and warranties of Company contained in Section 3.1, Section 3.2 and Section 3.3 and the representations and warranties of Selling Holders contained in Section 4.1, Section 4.2 and Section 4.3 shall survive the Closing until the expiration of the applicable statute of limitations. All representations and warranties of Purchaser and Sub contained in this Agreement shall survive the Closing. All covenants and agreements contained in this Agreement shall survive the Closing until performed and satisfied in accordance with its terms. An Indemnitee shall have no right to assert a claim after expiration of the foregoing survival periods.

Section 7.2 Indemnification Obligations of Selling Holders. Selling Holders, severally but not jointly (the “Seller Indemnitors”) shall indemnify and hold harmless the Purchaser Indemnitees from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by a Purchaser Indemnitee by reason of, resulting from, based upon or arising out of any of the following:

(a) the breach or inaccuracy of any representation or warranty of a Selling Holder or Company contained in or made pursuant to this Agreement;

(b) the breach or nonperformance of any covenant or agreement of a Selling Holder or Company contained in this Agreement;

(c) all Taxes of Company for any Pre-Closing Tax Period;

(d) Fraud by a Selling Holder or Company in connection with this Agreement and the transactions contemplated hereby; and

(e) all claims, actions, suits, Proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

Section 7.3 Indemnification Obligations of Purchaser. Purchaser shall indemnify and hold harmless the Seller Indemnitees from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by a Seller Indemnitee by reason of, resulting from, based upon or arising out of any of the following:

(a) the breach or inaccuracy of any representation or warranty of Purchaser or Sub contained in or made pursuant to this Agreement;

(b) the breach or nonperformance of any covenant or agreement of Purchaser or Sub contained in this Agreement, the Make Whole Agreement or the Promissory Note;

(c) Fraud by Purchaser, Sub or any other of Purchaser’s Affiliates in connection with this Agreement and the transactions contemplated hereby; and

(d) all claims, actions, suits, Proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

Section 7.4 Limitations.

(a) Liability Cap. Subject to Section 7.4(b), the maximum aggregate amount that the Purchaser Indemnitees are entitled to recover from Seller Indemnitors under Section 7.2(a) is an amount equal to seven- and one-half percent (7.5%) of the Purchase Price.

(b) Applicability Liability Cap. The limitations set forth in Sections 7.4(a) shall not apply in the case of Fraud or to the representations and warranties of Company in Section 3.1, Section 3.2 and Section 3.3 and the representations and warranties of Selling Holders contained in Section 4.1, Section 4.2 and Section 4.3, in each which case, the maximum aggregate amount that the Purchaser Indemnitees are entitled to recover from Seller Indemnitors is an amount equal to the Purchase Price. Subject to the other limitations set forth herein, each Seller Indemnitor shall be liable only for (i) breaches of or inaccuracies in his or its own representations and warranties and breaches or nonperformance of his or its own covenants (and not those of any other Selling Holder); (ii) breaches of or inaccuracies in the Company’s representations and warranties and breaches or nonperformance of Company covenants; (iii) his or its own Fraud or Fraud of the Company (and not Fraud of any other Selling Holder); (iv) Taxes of the Company for any Pre-Closing Tax Period.

(c) Exclusive Remedy. Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Article VII shall be the sole and exclusive remedy of any Indemnitee for monetary claims from and after the Closing with respect to breaches of this Agreement by the applicable party. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief, including specific performance, or any other equitable remedy to which such Indemnitee is otherwise entitled, and attorney’s fees and costs. The parties acknowledge that, other than as expressly provided in this Agreement, (i) no current or former member, manager, officer, employee, Affiliate or advisor of Company or Selling Holders has made or is making any representations or warranties whatsoever regarding Company or Selling Holders or the subject matter of this Agreement, express or implied, and (ii) except as expressly provided in Article III and Article IV, the Company and Selling Holders have not made and are not making, and Purchaser is not relying upon, any representations or warranties whatsoever regarding the Company, the Selling Holders or the subject matter of this Agreement, express or implied.

(d) Tax Benefits. The amount of any claim that any Indemnitee may recover pursuant to this Article VII shall be reduced by an amount equal to any tax benefit actually realized by way of a reduction in cash taxes payable as a result of such claim by such Indemnitee within or for the tax year in which such claim occurred.

(e) Insurance. The amount of any claim that any Indemnitee may recover pursuant to this Article VII shall be reduced by an amount equal to any insurance proceeds received by such Indemnitee resulting from any insurance policy relating to such claim.

Section 7.5 Indemnification Procedure. Whenever any claim shall arise for indemnification hereunder, the Indemnitee shall promptly provide written notice of such claim to the indemnifying Party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnitee, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to defend a third party claim that (a) involves an actual conflict of interest, (b) seeks an injunction or other equitable relief against an Indemnitee or (c) is asserted by a Person who is a customer, supplier, partner or reseller of the Indemnitee or any Affiliate thereof. The Indemnitee shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such action, the Indemnitee may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including settling such action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnitee may deem appropriate and no action taken by the Indemnitee in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any action without the Indemnitee’s prior written consent (which consent may be withheld in the Indemnitee’s sole discretion).

Section 7.6 Tax Treatment. The Parties shall treat for Tax purposes any indemnity payment made pursuant to this Agreement as an adjustment to the total purchase price, unless otherwise required by applicable law.

Section 7.7 No Duplication of Recovery. Any claim for which any Indemnitee is entitled to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such claim constituting a breach of more than one representation, warranty, covenant or agreement.

Section 7.8 Further Limitation on Indemnification. The Purchaser Indemnitors’ rights to indemnification, payment, reimbursement or any other remedy based upon a breach of or inaccuracy in any representation, warranty, covenant, agreement or obligation contained in this Agreement will be deemed to have been waived to the extent that Selling Holders can reasonably demonstrate that Purchaser had Knowledge of such breach or inaccuracy prior to the Closing.

Section 7.9 Other Matters. Notwithstanding anything in this Agreement to the contrary, no party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, or any other document executed in connection with this Agreement

Article VIII.
MISCELLANEOUS

Section 8.1 Assignment; Binding Agreement.

(a) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Selling Holders or Purchaser without the prior written consent of the other, except that Purchaser can assign this Agreement to a wholly-owned subsidiary.

(b) This Agreement shall be binding upon and shall inure to the benefit of the Parties and to their respective successors and permitted assigns and heirs and representatives.

Section 8.2 Entire Agreement, Modification and Waivers. This Agreement, together with any agreement related to the transactions contemplated hereby and the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may be supplemented, modified or amended by the written agreement of Purchaser, Company and Selling Holders. No supplement, modification or other amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.3 Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable the Parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable that achieves the original intent of the Parties as closely as possible. Further, if any provision contained in this Agreement is reformed or rewritten by any judicial body of competent jurisdiction, such provision, as so reformed or rewritten, shall be binding upon all Parties.

Section 8.4 Counterparts; Electronic Signatures. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto and thereto, to the extent signed and delivered by means of email or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person.

Section 8.5 Headings; Interpretation. In this Agreement, unless the context otherwise requires, references: (a) to the recitals, articles, sections, exhibits or schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement; (b) to any agreement (including this Agreement), Contract, statute, regulation or law are to the agreement, Contract, statute, regulation or law as amended, modified, supplemented or replaced from time to time, and to any Section of any statute or law are to any successor to the section; (c) to any Governmental Authority include any successor to that Governmental Authority and (d) to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole. The headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and words denoting any gender include all genders. The terms “dollars” and “$” shall mean dollars of the United States of America.

Section 8.6 Governing Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Ohio (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

Section 8.7 Payment of Fees and Expenses. Except as explicitly provided for herein, the Company and the Selling Holders, on the one hand, and Purchaser, on the other hand, shall be responsible for their own fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transaction contemplated hereby.

Section 8.8 Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the date sent by email (with confirmation of transmission) or (c) one Business Day after delivery to a reputable overnight delivery service for next Business Day delivery. If the day on which a notice or other communication is deemed given under this Section 8.8 is not a Business Day, then such notice or other communication will instead be deemed given on the next Business Day. Such notices, requests, demands and other communications will be addressed to the Parties as follows:

If to Purchaser:

Jeffrey M. Thompson

Red Cat Holdings, Inc.

Cobian’s Plaza

1607 Avenida Juan Ponce de Leon

San Juan, PR 00909

Email: jeff@redcatpropware.com

With copy (which shall not constitute notice) to:

The Crone Law Group, P.C.

500 Fifth Avenue, Suite 938

New York, New York 10110

Attn: Eric Mendelson, Esq.

Email: emendelson@cronelawgroup.com

If to Selling Holders:

At the address or e-mail set forth on the signature page hereto

With a copy (which shall not constitute notice) to:

Holland & Hart LLP

222 Main St #2200, Salt Lake City, UT 84101

Attention: Jeffrey P. Steele, Esq.

Email: jpsteele@hollandhart.com

Any Party may, from time to time, designate any other address to which any such notice to such Party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

Section 8.9 Schedules. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

Section 8.10 No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 8.11 Submission to Jurisdiction; Waivers; Consent to Service of Process. Except as otherwise provided in this Agreement, each Party irrevocably agrees that any legal action or Proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party or its successors or assigns shall be brought exclusively in the state and federal courts of the State of Ohio and each of the Parties hereby (x) irrevocably submits with regard to any such action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts. Any service of process to be made in such action or Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8.8. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.11, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable laws and regulations that (i) the action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action or Proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.12 Other Remedies. Any and all remedies expressly conferred under this Agreement upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 8.13 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.14 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REGULATIONS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION

Section 8.15 Waiver of Conflict. Purchaser and Company agree that Purchaser shall not, and shall cause Company not to, seek to have Holland & Hart LLP (“H&H”) disqualified from representing the Selling Holders or any of his or its Affiliates in connection with any dispute that may arise between the Selling Holders or any of his or its Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other, in connection with this Agreement or the transactions contemplated hereby. In the event of any such dispute, the Selling Holders and/or any of his or its Affiliates shall have the right to decide whether or not to waive the attorney-client privilege (the “Retained Privilege”) that may apply to any communications between the Company and H&H that occurred before the Closing; provided, that nothing in this Section 8.15 shall be construed as a waiver of any attorney-client privilege. Nothing in this Section 8.15 shall be construed as a waiver of any privilege controlled by Purchaser after the Closing (which for the avoidance of doubt excludes the Retained Privilege), nor shall anything herein be construed to permit H&H to communicate with the Selling Holders or any of his or its Affiliates after the Closing any information subject to a privilege controlled by Purchaser or the Company (which for the avoidance of doubt excludes the Retained Privilege). Notwithstanding any other provision herein, this Section 8.15 shall be irrevocable, and no term of this Section 8.15 may be amended, waived or modified, without the prior written consent of the Selling Holders and H&H.

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IN WITNESS WHEREOF, the Parties have executed this Agreement of Merger or caused this Agreement to be duly executed on their respective behalf, by their respective duly authorized officers, all as of the day and year first above written.

PURCHASER:

Red Cat Holdings, Inc.

By: /s/ Jeffrey Thompson

Name: Jeffrey Thompson

Title: Chief Executive Officer

SUB:

ROTOR RIOT ACQUISITION CORP

By: /s/ Jeffrey Thompson

Name: Jeffrey Thompson

Title: President

SELLING HOLDERS:

Brains Riding in Tanks, LLC

By: /s/ Chad Kapper

Name: Chad Kapper

Title: CEO

Address: ________________________

_______________________________

E-Mail: _________________________

/s/ Tyler Brennan

Tyler Brennan

Address: ________________________

_______________________________

E-Mail: _________________________

/s/ Andrew Camden

Andrew Camden

Address: ________________________

_______________________________

E-Mail: _________________________

COMPANY:

Rotor Riot, LLC

By: /s/ Chad Kapper

Name: Chad Kapper

Title: CEO